Exhibit 99.1

Venu Holding Corporation Reports Preliminary Fourth Quarter 2025 and Year to Date 2025 Financial Results

COLORADO SPRINGS, CO – January 27, 2026 - (BUSINESS WIRE)– Venu Holding Corporation (“VENU” or the “Company”) (NYSE AMERICAN: VENU), owner and developer of premium live entertainment destinations, announced today preliminary results for its fourth quarter and year ended December 31, 2025.

“There are several main takeaways from our preliminary results. First, as expected, we are now seeing the shift to ticketing revenue becoming a larger percentage of our overall revenue. Second, our restaurant revenue increased 8.6% in the fourth quarter of 2025 with the successful grand opening in mid-November of Roth’s Sea & Steak, which completed our Colorado Springs entertainment complex. These results prove the strength of our business model as VENU’s upcoming entertainment complexes in Broken Arrow, McKinney, El Paso, and Houston near completion and prepare to open. Third, we continue to grow our balance sheet with total assets now over the $354 million range, a 100% annual growth rate. Our balance sheet was buttressed by our 62% increase in Luxe FireSuite and Aikman Club sales which surpassed $126 million for the year. Finally, we recognized our first development profit in the amount of $6.2 million in the fourth quarter. I believe the Company will become operationally profitable by the end of 2026,” said JW Roth, Chairman & CEO of VENU.

Presentation of Preliminary Fourth Quarter 2025 Financial Results

●	Total revenues are estimated to be in the range of $4.4 million to $4.8 million for the three months ended December 31, 2025, compared to $4.3 million for the same period in 2024.

●	Total assets are estimated to be in the range of $352.8 million to $355.4 million as of December 31, 2025, compared to $178.4 million as of December 31, 2024, an increase of $174.4 to $176.4 million or 98%-100% increase year over year.

●	Total cash and cash equivalents are estimated to be in the range of $41.1 million to $42.3 million as of December 31, 2025, compared to $38.0 million as of December 31, 2024, an increase of $3.1 million to $4.3 million or 8%-11% increase year over year.

●	The Company’s debt is estimated to be in the range of $58.2 million to $59.0 million as of December 31, 2025, compared to $25.6 million as of December 31, 2024, an increase of $32.6 million to $33.4 million or 127%-130%.

●	Property and equipment are estimated to be in the range of $305.1 million to $306.7 million as of December 31, 2025, compared to $137.2 million as of December 31, 2024, an increase of $167.9 million to $169.5 or 122%-123%.

●	Luxe FireSuite and Aikman Club sales are estimated to be in the range of $34.2 million to $35.9 million for the three months ended December 31, 2025, compared to $20.7 million for the same period in 2024. This includes sales of Luxe FireSuites through traditional cash sales, fractional financing, and triple-net lease interests in FireSuites.

●	The Company generated net revenue (defined as profit after Venu’s split with AEG Presents Rocky Mountains (“AEG”), the operator of the Ford Amphitheater), with receipts from the Company’s naming rights agreements (which are outside of VENU’s AEG partnership agreement), estimated to be in the range of $441.7 thousand to $443.1 thousand for the three months ended December 31, 2025, compared to $203.3 thousand for the same period in 2024.

●	The Company’s other income included a development profit of $6.2 million from the sale-leaseback of the parking property from its Colorado Springs’ campus completed in early November 2025.

Presentation of Preliminary YTD 2025 Financial Results

●	Total revenues are estimated to be in the range of $17.8 million to $18.7 million for the year ended December 31, 2025, compared to $17.8 million for 2024.

●	Luxe FireSuite and Aikman Club sales are estimated to be in the range of $125.3 million to $126.8 million for the year ended December 31, 2025, compared to $77.7 million for 2024. This includes sales of Luxe FireSuites through traditional cash sales, fractional financing, and triple-net lease interests in FireSuites.

●	The Company generated net revenue (defined as profit after Venu’s split with AEG Presents Rocky Mountains (“AEG”), the operator of the Ford Amphitheater), with receipts from the Company’s naming rights agreements (which are outside of VENU’s AEG partnership agreement), estimated to be in the range of $3.0 million to $3.4 million for the year ended December 31, 2025 compared to $1.7 million for 2024.

●	For the 2025 concert season through December 31, 2025, there were 28 shows held at Ford Amphitheater which generated gross receipts estimated to be in the range of $14.8 million to $15.6 million. For the 2024 concert season through December 31, 2024, there were 20 shows held at Ford Amphitheater which generated gross receipts of $15.2 million. The Ford Amphitheater 2026 schedule is expected to exceed 35 shows.

Presentation of Preliminary Results

The preliminary financial estimated results presented above are unaudited and preliminary estimates that have been prepared by management in good faith on a consistent basis with prior periods. However, the Company has not completed its financial closing procedures for the quarter and year ended December 31, 2025, and actual results may differ from these preliminary estimates, and such differences could be material. The preliminary financial estimated results do not present all information necessary for an understanding of the Company’s financial condition as of, and its results and operations for, the fiscal quarter and year ended December 31, 2025. Accordingly, undue reliance should not be placed on these preliminary estimates. In addition, Grassi & Co., CPAs, P.C., the Company’s independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to these preliminary financial estimated results and does not express an opinion or any other form of assurance with respect to these preliminary financial estimated results or their achievability. The Company undertakes no obligation to update or supplement the information provided above until it releases its financial statements for the quarter and year ended December 31, 2025. The Company cautions you that such preliminary estimates are not guarantees of the Company’s full financial results for the quarterly or annual period or of future performance or outcomes and that actual results may differ materially from the estimates described above.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Venu believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. Venu expressly disclaims any obligation to update or alter statements whether because of new information, future events or otherwise, except as required by law.

About Venu Holding Corporation

Venu Holding Corporation (“VENU”) (NYSE American: VENU) is a premier owner, developer, and operator of luxury, experience-driven entertainment destinations. Founded by Colorado Springs entrepreneur J.W. Roth, VENU has a portfolio of premium brands that includes Ford Amphitheater, Sunset Amphitheaters, Phil Long Music Hall, The Hall at Bourbon Brothers, Bourbon Brothers Smokehouse and Tavern, Aikman Owners Clubs, and Roth’s Sea & Steak. With venues operating and in development across Colorado, Georgia, Oklahoma, and Texas and a nationwide expansion underway, VENU is setting a new standard for live entertainment.

VENU has been recognized nationally by The Wall Street Journal, The New York Times, Billboard, VenuesNow, and Variety for its innovative and disruptive approach to live entertainment. Through strategic partnerships with industry leaders such as AEG Presents, NFL Hall of Famer and Founder of EIGHT Elite Light Beer, Troy Aikman, Billboard, Aramark Sports + Entertainment, Tixr, Boston Common Golf, Niall Horan, and Dierks Bentley, VENU continues to shape the future of the entertainment landscape. For more information, visit VENU’s website, Instagram, LinkedIn, or X.

Contacts

VENU Media and Investor Relations

Chloe Polhamus, cpolhamus@venu.live